Exhibit 99.1

Benjamin Franklin Bancorp Completes Chart Bank Acquisition and Stock Offering and Conversion

FRANKLIN, Mass.—April 5, 2005—Benjamin Franklin Bancorp, Inc. (the “Company” or “Benjamin Franklin”) (Nasdaq: BFBC — News), the bank holding company for Benjamin Franklin Bank, announced today that it completed its acquisition of Chart Bank, a Cooperative Bank after the close of business on April 4, 2005. The Company also completed its mutual-to-stock conversion and related stock offering on April 4, 2005, just prior to the completion of the Chart Bank acquisition. The Company’s stock began trading today, April 5, 2005, on the Nasdaq National Market, under the symbol “BFBC”.

Thomas R. Venables, President and Chief Executive Officer of Benjamin Franklin Bancorp and Benjamin Franklin Bank, stated “The acquisition of Chart Bank and the completion of our conversion and stock offering make this a great day in the history of the Company. With great excitement, we welcome Chart Bank’s customers to Benjamin Franklin, and look forward to providing them diverse, competitive products and exceptional service that will meet all of their financial services needs.”

At December 31, 2004, Benjamin Franklin Bancorp had $517.4 million in total assets. As a result of the conversion offering and the Chart Bank acquisition, the Company will have total assets in excess of $800 million, total deposits in excess of $600 million and total equity of more than $100 million (in each case on a pro forma basis, based on data as of December 31, 2004). As a result of its merger with Chart Bank, Benjamin Franklin Bank will operate from 9 banking locations: Bellingham, Foxboro, Franklin (2), Medfield, Milford, Newton and Waltham (2).

Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Benjamin Franklin Bancorp is engaged and changes in the securities market.

Contact:

Benjamin Franklin Bancorp, Inc.
Claire S. Bean, 508-528-7000 x363